Exhibit 99.1

Press Release	Certegy Inc.
100 Second Avenue South
Suite 1100S
St. Petersburg, FL 33701

Date: October 25, 2005	Phone: 727-227-8000
Fax: 727-227-8091

Contact: Mary Waggoner
Certegy Inc.
SVP - Investor Relations
678-867-8004

FOR IMMEDIATE RELEASE

CERTEGY REPORTS THIRD QUARTER DILUTED EPS

FROM CONTINUING OPERATIONS OF $0.36, OR $0.47

BEFORE DIRECT MERGER AND ACQUISITION COSTS

St. Petersburg, FL, October 25, 2005 – Certegy Inc. (NYSE:CEY) today reported third quarter 2005 diluted earnings per share of $0.37, including income from discontinued operations of $0.01 per diluted share and direct merger and acquisition costs of $(0.11) per diluted share.

During the third quarter of 2005, the Company incurred investment banking, legal, accounting and other direct costs of $6.1 million related to its pending merger with Fidelity National Information Services, Inc. and $0.9 million related to the possible formation and acquisition of a majority ownership in a card and merchant processing joint venture in Brazil, which is currently under exclusive negotiation with two leading Brazilian banks. The ultimate tax treatment of these costs cannot be determined with adequate certainty; therefore, no tax benefit has been recorded. Third quarter 2005 results prepared in accordance with generally accepted accounting principles (“GAAP”) are reconciled with non-GAAP results excluding these merger and acquisition (M&A) costs, as follows:

(In thousands, except per share amounts)	GAAP	M&A COSTS	Non- GAAP
Income from continuing operations before income taxes	$40,567	$(7,010)	$47,577
Provision for income taxes	(17,900)	—	(17,900)

Income from continuing operations	22,667	(7,010)	29,677
Income from discontinued operations	602	—	602

Net income	$23,269	$(7,010)	$30,279

Diluted earnings per share:
Income from continuing operations	$0.36	$(0.11)	$0.47
Income from discontinued operations	0.01	—	0.01

Net income	$0.37	$(0.11)	$0.48

THIRD QUARTER FINANCIAL HIGHLIGHTS

Summarized highlights of the 2005 third quarter results from continuing operations, as compared to the third quarter of 2004, are as follows:

•	Revenue increased 7.7% to $282.8 million.

•	Card Services increased 11.4%.

•	Check Services increased 2.8%.

•	Operating income of $43.0 million includes $7.0 million of merger and acquisition costs. On a non-GAAP basis, excluding the merger and acquisition costs, operating income increased 12.1% to $50.0 million.

•	Card Services increased 2.6% (5.1% non-GAAP).

•	Check Services increased 22.6%.

•	Corporate expense increased 97.0% (decreased 2.6% non-GAAP).

•	Income from continuing operations was $22.7 million. On a non-GAAP basis, income from continuing operations increased 14.4% to $29.7 million.

•	Diluted earnings per share from continuing operations was $0.36. On a non-GAAP basis, diluted earnings per share from continuing operations increased 14.6% to $0.47.

•	Capital expenditures totaled $14.8 million.

“The underlying fundamentals in each of our businesses remain strong, despite the challenging retail environment. We are particularly pleased with the new business signings and the growth prospects in our international card operation,” said Lee A. Kennedy, chairman and chief executive officer of Certegy Inc. “In addition, the pending merger with Fidelity National Information Services, Inc., will provide additional growth opportunities for our company and further strengthen our competitive position.”

SEGMENT RESULTS

Card Services generated revenue of $166.5 million in the third quarter of 2005, an increase of 11.4% above the 2004 quarter. Revenue growth of 10.9% in the Company’s North American card operation was the result of growth in card processing services, e-payments (Internet banking and electronic bill payment), and institution merchant processing. North American card transactions increased 5.2%, driven by 5.1% growth in number of cards processed. Higher adoption of loyalty programs resulted in 14.1% growth in card enhancement revenue. Internet banking subscribers increased 18.2% and electronic bill payment users increased 31.9%. Institution merchant processing volumes increased 20.8%, driven by 14.0% growth in transactions and higher average ticket. International card revenue increased 13.2%, primarily due to growth within existing customers in Latin America and Asia-Pacific. The favorable net impact of currency rates was offset by lower revenue in the U.K. caused by the previously announced bankruptcy of a full-service customer.

Card Services operating income of $36.7 million increased 2.6%, compared to $35.8 million in the third quarter of 2004. During the third quarter of 2005, the Company incurred $0.9 million of investment banking, legal, accounting and other direct costs in connection with the on-going exclusive negotiation with two leading Brazilian banks regarding the possible formation and acquisition of a majority ownership in a card and merchant processing joint venture. Excluding these costs from the third quarter results, Card Services’ operating income increased 5.1% to $37.6 million. Card Services operating margin of 22.0% in the third quarter of 2005 decreased by 190 basis points compared to an operating margin of 23.9% in the prior year quarter, primarily due to joint venture formation costs and product mix shift driven by strongest revenue growth coming from products and services with margins lower than the overall Card Services average margin.

The Company announced that it has finalized a multi-year transaction processing agreement with Lafayette Services, S.A. (“LaSer”), a leading European retail specialist service group to provide card and loan transaction processing services to LaSer Subsidiaries in the U.K., Spain, Portugal, Belgium and Holland.

Check Services generated revenue of $116.2 million in the third quarter of 2005, an increase of 2.8% over the 2004 quarter. New customer additions and strong growth in cash access services were partially offset by unfavorable currency rates and lower than expected check guarantee volumes. Cash access transactions and check volumes were negatively impacted by the Gulf Coast storms and the resulting impact of rising energy prices on retail spending.

Check Services operating income of $18.4 million increased 22.6% compared to $15.0 million in the third quarter of 2004. Check Services operating margin of 15.8% in the third quarter of 2005 increased by 260 basis points compared to an operating margin of 13.2% in the prior year quarter. Certegy’s proprietary risk modeling technology, improved collection techniques and higher cash access profitability drove the margin expansion in Check Services.

Corporate expense of $12.0 million increased by $5.9 million over the prior year quarter. The increase is attributable to $6.1 million of investment banking, legal, accounting and other direct costs related to the pending merger with Fidelity National Information Services, Inc. Excluding these costs from the third quarter results, Corporate expense of $6.0 million was $0.2 million below the prior year quarter, due largely to favorable annual insurance premium renewals, effective July 1, 2005, and lower stock option expense.

Interest expense of $3.1 million in the third quarter of 2005 compared to $3.3 million in the third quarter of 2004. Other income, which is primarily comprised of interest income, totaled $0.7 million in the third quarter of 2005 compared to $0.3 million in the third quarter of 2004. Interest income increased due to higher average cash balances and higher interest rates.

The effective tax rate of 44.1% in the third quarter of 2005 reflects the impact of not recognizing a tax benefit associated with the merger and acquisition costs of $7.0 million incurred during the quarter. Excluding these costs, the effective tax rate was 37.6% on a non-GAAP basis.

SALE OF MERCHANT ACQUIRING BUSINESS

In September 2005, Certegy completed the sale of its remaining discontinued merchant acquiring portfolio for $3.0 million of cash, which approximated net book value at date of sale.

OUTLOOK

Management provided its non-GAAP earnings outlook for the fourth quarter of 2005 as follows. This guidance is based on the Company’s continuing operations only, and excludes merger and acquisition costs:

•	Revenue growth of approximately 6% to 8%, driven by upper single-digit revenue growth in Card Services and low to mid single-digit growth in Check Services.

•	Diluted earnings per share from continuing operations of $0.60 to $0.62, representing growth of 13.2% to 17.0% over $0.53 in 2004.

TELECONFERENCE

Management will host a teleconference to discuss third quarter earnings on Tuesday, October 25, 2005, at 9:00 a.m. Eastern Time. The live audio Webcast will be available at www.certegy.com. Please be advised that Microsoft’s Windows Media PlayerTM must be downloaded prior to accessing the presentation. It can be downloaded from www.microsoft.com/windows/mediaplayer. A replay of the Webcast will be available in the Investor Center section of the website after the call ends continuing through November 8, 2005.

About Certegy

Certegy Inc. (NYSE:CEY) provides credit and debit processing, check risk management and check cashing services, merchant processing and e-banking services to over 6,000 financial institutions, 100,000 retailers and 100 million consumers worldwide. Headquartered in St. Petersburg, Florida, Certegy maintains a strong global presence with operations in the United States, United Kingdom, Ireland, France, Chile, Brazil, Australia, New Zealand, Thailand and the Caribbean. As a leading payment services provider, Certegy offers a comprehensive range of transaction processing services, check risk management solutions and integrated customer support programs that facilitate the exchange of business and consumer payments. Certegy generated over $1.0 billion in revenue in 2004. For more information on Certegy, please visit www.certegy.com.

Forward-Looking Statements

The statements in this release include forward-looking statements that are based on current expectations, assumptions, estimates, and projections about Certegy and our industry. Without limitation, Certegy’s revenue, operating income and earnings per share projections for fiscal 2005 under the heading “Outlook” above are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Certegy’s control that may cause actual results to differ significantly from what is expressed in those statements. Factors that could, either individually or in the aggregate, affect our performance include: our reliance on a small number of business segments and strategic relationships; our ability to comply with bankcard association rules and government regulations; the sensitivity of our business to the economy; declines in check writing; and other factors described in detail in the section entitled “Certain Factors Affecting Forward-Looking Statements” in our 2004 Annual Report on Form 10-K filed on March 11, 2005, with the SEC.

CERTEGY INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,
	2005	2004
Revenues	$282,774	$262,660

Operating expenses:
Costs of services	201,997	186,516
Selling, general and administrative	30,749	31,505
Merger and acquisition costs (1)	7,010	—

	239,756	218,021

Operating income	43,018	44,639
Other income, net	671	294
Interest expense	(3,122)	(3,259)

Income from continuing operations before income taxes	40,567	41,674
Provision for income taxes	(17,900)	(15,733)

Income from continuing operations	22,667	25,941
Income from discontinued operations, net of taxes of $0.4 million and $0.8 million, respectively	602	1,325

Net income	$23,269	$27,266

Basic earnings per share:
Income from continuing operations	$0.37	$0.41
Income from discontinued operations	0.01	0.02

Net income	$0.38	$0.44

Average shares outstanding	62,017	62,588

Diluted earnings per share:
Income from continuing operations	$0.36	$0.41
Income from discontinued operations	0.01	0.02

Net income	$0.37	$0.43

Average shares outstanding	63,313	63,849

Revenues and operating income of the Company’s reportable segments for the three months ended September 30, 2005 and 2004 are as follows:

	Three Months Ended September 30,
	2005	2004
Revenues:
Card Services	$166,536	$149,542
Check Services	116,238	113,118

	$282,774	$262,660

Operating income:
Card Services	$36,688	$35,767
Check Services	18,378	14,987

	55,066	50,754
General corporate expense	(12,048)	(6,115)

	$43,018	$44,639

(1)	Merger and acquisition costs include investment banking, legal, accounting and other direct costs of $6.1 million related to our pending merger with Fidelity National Information Services, Inc. and $0.9 million related to the possible formation and acquisition of a majority ownership in a card and merchant processing joint venture in Brazil.

CERTEGY INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

(In thousands, except per share amounts)

(Unaudited)

	Nine Months Ended September 30,
	2005	2004
Revenues	$821,255	$757,664

Operating expenses:
Costs of services	588,755	548,293
Selling, general and administrative	100,751	97,319
Merger and acquisition costs (1)	8,302	—

	697,808	645,612

Operating income	123,447	112,052
Other income, net	1,412	599
Interest expense	(9,677)	(9,388)

Income from continuing operations before income taxes	115,182	103,263
Provision for income taxes	(45,969)	(39,188)

Income from continuing operations	69,213	64,075
Income from discontinued operations, net of taxes of $16.4 million and $2.4 million, respectively	24,796	4,133

Net income	$94,009	$68,208

Basic earnings per share:
Income from continuing operations	$1.12	$1.02
Income from discontinued operations	0.40	0.07

Net income	$1.52	$1.08

Average shares outstanding	61,904	63,114

Diluted earnings per share:
Income from continuing operations	$1.10	$1.00
Income from discontinued operations	0.39	0.06

Net income	$1.49	$1.06

Average shares outstanding	63,189	64,283

Revenues and operating income of the Company’s reportable segments for the nine months ended September 30, 2005 and 2004 are as follows:

	Nine Months Ended September 30,
	2005	2004
Revenues:
Card Services	$484,592	$433,124
Check Services	336,663	324,540

	$821,255	$757,664

Operating income:
Card Services	$102,987	$97,348
Check Services	48,826	34,670

	151,813	132,018
General corporate expense	(28,366)	(19,966)

	$123,447	$112,052

(1)	Merger and acquisition costs include investment banking, legal, accounting and other direct costs of $6.6 million related to our pending merger with Fidelity National Information Services, Inc. and $1.7 million related to the possible formation and acquisition of a majority ownership in a card and merchant processing joint venture in Brazil.

CERTEGY INC.

SUPPLEMENTAL INFORMATION

(Unaudited)

1.	Revenues by product and service offering are as follows (in thousands):

	2004					2005
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr
Card Issuer Services	$117,862	$123,410	$126,762	$134,562	$502,596	$128,727	$135,559	$137,253
Check Services	100,686	110,736	113,118	124,584	449,124	108,502	111,923	116,238
Merchant Processing	19,294	20,225	21,232	21,023	81,774	22,756	26,008	27,072
Software and Support	1,498	1,293	1,548	1,673	6,012	2,473	2,533	2,211

	$239,340	$255,664	$262,660	$281,842	$1,039,506	$262,458	$276,023	$282,774

2.	Revenues by geographic area (based on location of customer) are as follows (in thousands):

	2004					2005
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr
Domestic	$197,478	$215,295	$217,183	$231,947	$861,903	$215,372	$227,631	$233,019
International	41,862	40,369	45,477	49,895	177,603	47,086	48,392	49,755

	$239,340	$255,664	$262,660	$281,842	$1,039,506	$262,458	$276,023	$282,774

3.	Revenues are comprised of the following (in thousands):

	2004					2005
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr
Product and Service Fees	$204,509	$217,713	$225,440	$245,947	$893,609	$221,290	$230,042	$236,519
Interchange Fees	16,054	16,917	17,978	18,054	69,003	19,678	22,787	23,470
Reimbursable Expenses	18,777	21,034	19,242	17,841	76,894	21,490	23,194	22,785

	$239,340	$255,664	$262,660	$281,842	$1,039,506	$262,458	$276,023	$282,774

4.	Currency translation increased (decreased) revenues and operating income for the three months and nine months ended September 30, 2005 as compared with the prior year as follows (in thousands):

	Revenues
	1st Qtr	2nd Qtr	3rd Qtr	YTD
Card Services	$925	$2,215	$2,536	$5,676
Check Services	557	504	(307)	754

	$1,482	$2,719	$2,229	$6,430

	Operating Income
	1st Qtr	2nd Qtr	3rd Qtr	YTD
Card Services	$(217)	$(395)	$(388)	$(1,000)
Check Services	64	116	(64)	116

	$(153)	$(279)	$(452)	$(884)

5.	Check volumes in dollars are as follows (in millions):

	2004					2005
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr
Domestic	$8,206	$8,623	$8,719	$10,961	$36,509	$10,702	$11,927	$12,250
International	925	904	917	1,065	3,811	840	870	853

	$9,131	$9,527	$9,636	$12,026	$40,320	$11,542	$12,797	$13,103

Guarantee	$7,048	$7,248	$7,207	$8,548	$30,051	$6,960	$7,159	$7,484
Verification	2,083	2,279	2,429	3,478	10,269	4,582	5,638	5,619

	$9,131	$9,527	$9,636	$12,026	$40,320	$11,542	$12,797	$13,103

CERTEGY INC.

SUPPLEMENTAL INFORMATION, CONTINUED

(Unaudited)

6.	Number of cards and accounts processed (end of period) are as follows (in thousands):

	2004				2005
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr
Cards:
Domestic	23,466	23,843	23,846	23,846	24,239	24,692	25,052
International	23,359	24,244	23,763	25,026	26,076	26,422	27,344

	46,825	48,087	47,609	48,872	50,315	51,114	52,396

Accounts:
Domestic	18,069	18,254	17,033	17,032	17,314	17,637	17,894
International	20,282	21,044	20,620	21,972	22,739	22,992	23,526

	38,351	39,298	37,653	39,004	40,053	40,629	41,420

7.	Merchant volumes in dollars and number of transactions are as follows:

	2004					2005
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr
Dollars (in millions)	$864	$931	$989	$937	$3,721	$1,013	$1,151	$1,195

Number of Transactions (in thousands)	9,291	10,385	10,777	10,278	40,731	10,500	12,072	12,287

8.	Depreciation and amortization by segment is as follows (in thousands):

	2004					2005
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr
Card Services	$7,985	$8,067	$8,722	$9,280	$34,054	$9,025	$9,360	$9,390
Check Services	2,784	2,953	3,175	3,202	12,114	3,178	3,213	3,262
Corporate	315	322	320	324	1,281	326	311	287

	$11,084	$11,342	$12,217	$12,806	$47,449	$12,529	$12,884	$12,939

9.	Capital expenditures and acquisitions are as follows (in thousands):

	2004					2005
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr
Capital expenditures	$7,026	$10,083	$11,373	$12,426	$40,908	$12,037	$16,082	$14,764

Acquisitions, net of cash acquired	$33,391	$(433)	$8,063	$(300)	$40,721	$—	$—	$1,000

In the third quarter of 2005, Certegy paid $1.0 million for a purchase price adjustment related to a prior acquisition.

10.	Long-term debt at September 30, 2005 and December 31, 2004 consists of (in thousands):

	Sep 30, 2005	Dec 31, 2004

Unsecured notes, 4.75%, due 2008, net of unamortized discount	$199,636	$199,543
Borrowings under revolving credit facility	—	48,600
Notes payable, variable rate, due 2009	22,364	22,364
Capital lease obligations	3,864	3,461

	$225,864	$273,968

CERTEGY INC.

SUPPLEMENTAL INFORMATION, CONTINUED

(Unaudited)

11.	Adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”:

The Company adopted SFAS No. 123 (revised 2004) on January 1, 2005 using the modified retrospective method, restating all prior periods. SFAS No. 123(R) requires the Company to expense stock options issued to employees. Previously, the Company did not record compensation expense for employee stock options. Prior year periods are restated using the pro forma amounts previously disclosed in the Company’s consolidated financial statements under SFAS No. 123.

Stock option expense for 2005 and 2004 is as follows:

	2004					2005
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr
Stock option expense	$3,557	$2,769	$2,414	$2,418	$11,158	$1,520	$1,524	$1,371
Income tax benefit	(1,022)	(651)	(580)	(707)	(2,960)	(415)	(430)	(371)

	$2,535	$2,118	$1,834	$1,711	$8,198	$1,105	$1,094	$1,000

Diluted EPS	$0.04	$0.03	$0.03	$0.03	$0.13	$0.02	$0.02	$0.02

During 2005, the quarterly impact of SFAS No. 123(R) is expected to be approximately $0.02 per diluted share, amounting to approximately $0.08 per diluted share for the full year 2005.

Stock option expense for 2005 and 2004, by segment, is as follows:

	2004					2005
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr
Card Services	$1,351	$1,052	$917	$919	$4,239	$578	$554	$537
Check Services	717	558	487	487	2,249	306	$331	$272
Corporate	1,489	1,159	1,010	1,012	4,670	636	639	562

	$3,557	$2,769	$2,414	$2,418	$11,158	$1,520	$1,524	$1,371

12.	Sale of Retail Merchant Acquiring Business:

On June 1, 2005, the Company sold a majority of its retail merchant acquiring business. On September 1, 2005, the Company sold the remainder of the business. Income from discontinued operations for 2005 and 2004 is comprised of:

	2004					2005
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr
Income from operations	$2,019	$2,438	$2,103	$2,969	$9,529	$3,260	$2,721	$962
Gain on sale	—	—	—	—	—	—	45,433	—
Write-down of portfolio to realizable value	—	—	—	—	—	—	(11,167)	—

	2,019	2,438	2,103	2,969	9,529	3,260	36,987	962
Income taxes	(747)	(902)	(778)	(1,168)	(3,595)	(1,219)	(14,834)	(360)

	$1,272	$1,536	$1,325	$1,801	$5,934	$2,041	$22,153	$602

13.	Merger and Acquisition Costs:

Merger and acquisition costs in the third quarter of 2005 were comprised of the following:

	Merger with Fidelity National Information Services	Joint Venture Formation and Acquisition in Brazil
Investment banking fees	$3,614	$60
Legal fees	1,833	354
Accounting fees	396	196
Consulting and other costs	250	307

	$6,093	$917

The ultimate tax treatment of these costs cannot be determined with adequate certainty; therefore, no tax benefit has been recorded.

In addition, the first and second quarters of 2005 included $0.3 million and $1.0 million, respectively, of costs directed toward developing these strategic transactions.